Exhibit 99.1

       Dayton Superior Increases Credit Facility to $95 Million

    DAYTON, Ohio--(BUSINESS WIRE)--July 7, 2004--Dayton Superior Corporation reported today that it has increased its existing $80 million senior secured revolving credit facility with General Electric Capital Corporation (GE Capital) and General Motors Acceptance Corporation (GMAC) to $95 million effective July 2, 2004. The $15 million increase in credit availability will provide the Company with additional liquidity capacity to effectively manage its business. Availability of borrowings continues to be subject to a borrowing base calculation.
    Stephen R. Morrey, Dayton Superior's President and Chief Executive Officer stated, "The additional liquidity capacity under the credit facility provides us with the flexibility to pursue opportunities to enhance our business performance as they come available. At this time there are no immediate intentions to utilize any portion of the additional credit availability."
    Dayton Superior is the largest North American manufacturer and distributor of metal accessories and forms used in concrete construction, and a leading manufacturer of metal accessories used in masonry construction in terms of revenues. The company's products are used in two segments of the construction industry: infrastructure construction, such as highways, bridges, utilities, water and waste treatment facilities and airport runways, and non-residential building, such as schools, stadiums, prisons, retail sites, commercial offices, hotels and manufacturing facilities. The company sells most products under the registered trade names Dayton Superior(R), Dayton/Richmond(R), Symons(R), Aztec(R), BarLock(R), Conspec(R), Edoco(R), Dur-O-Wal(R) and American Highway Technology(R).

    CONTACT: Dayton Superior Corporation
             Edward J. Puisis, 937-428-7172
             Fax: 937-428-9115